Exhibit 99.1

For Release: October 16, 2007	For Further Information:
Steven R. Lewis, President & CEO
David W. Gifford, Interim CFO
(330) 373-1221

First Place Financial Corp. Reports Quarterly Net Income of $6.3 Million

Board of Directors Increases Quarterly Dividend 9.7%

Highlights

•	Net income for the first quarter of fiscal 2008 was up 11.2% to $6.3 million from $5.6 million in the fourth quarter of fiscal 2007.

•	Net gains on the sale of loans for the first quarter of fiscal 2008 were $1.9 million up $0.1 million or 6.9% from the fourth quarter of fiscal 2007 despite a turbulent market for mortgages.

•

Net gains on the sale of loan servicing rights were $1.5 million in the current quarter, which positively impacted net income and reduced exposure to decline in market value due to changes in prepayment speeds.

•	Commercial loans grew $23 million during the current quarter or at an annualized rate of 8.9% and now account for 42% of portfolio loans.

•	The Board of Directors increased the quarterly cash dividend by 9.7% to $0.17 per share.

Summary

Warren, Ohio — October 16, 2007 — First Place Financial Corp. (Nasdaq: FPFC) reported net income of $6.3 million for the quarter ended September 30, 2007, compared with $7.0 million for the quarter ended September 30, 2006, a decrease of 10.7%. Diluted earnings per share were $0.38 for the current quarter compared with $0.41 for the same quarter in the prior year, a decrease of $0.03 or 7.3%. Return on average equity for the current quarter was 7.72% compared with 8.78% for the same quarter in the prior year. Return on average tangible equity for the current quarter was 11.60% compared with 13.13% for the same quarter in the prior year.

Net income for the three months ended September 30, 2007 of $6.3 million increased $0.7 million compared with $5.6 million for the preceding quarter ended June 30, 2007. The preceding quarter included $0.5 million of merger, integration and restructuring charges, net of tax compared with none for the current quarter. The preceding quarter merger, integration and restructuring costs were associated with the purchase of seven retail offices in the Flint, Michigan area in April 2007. There were no similar charges in the current quarter. Diluted earnings per share for the current quarter were $0.38 compared with $0.33 for the preceding quarter. Return on average equity for the current quarter was 7.72% compared with 6.84% for the preceding quarter.

Core earnings are a supplementary financial measure computed using methods other than generally accepted accounting principles (GAAP) that excludes certain unusual or nonrecurring items of revenue or expense. There were no differences between core earnings and GAAP earnings for the quarter ended September 30, 2007 or the quarter ended September 30, 2006. However, core earnings in the preceding quarter ended June 30, 2007 did not include the $0.5 million of after tax charges for costs associated with the acquisition of retail branches in the Flint, Michigan area.

Core earnings for the quarter ended September 30, 2007, were $6.3 million compared with $6.1 million for the quarter ended June 30, 2007, or an increase of 2.3%. Core diluted earnings per share were $0.38 for the current quarter compared with $0.36 for the preceding quarter, an increase of 5.6%. Core return on average equity for the current quarter was 7.72% compared with 7.44% for the preceding quarter. Core return on average tangible equity for the current quarter was 11.60% compared with 11.03% for the preceding quarter. For additional information on core earnings, see the Explanation of Certain Non-GAAP Measures beginning on page four of this release and the Reconciliation of GAAP Net Income to Core Earnings on page eight.

Commenting on these results, Steven R. Lewis, President and CEO, stated, “We are pleased to report increases in net income and core earnings from the preceding quarter, even though both measures remain below the levels from a year ago. We continue to face challenges in asset quality and in the area of net interest margin due to current economic conditions. However, we continue to aggressively employ strategies to mitigate both of these trends and remain equally committed to seek out opportunities that provide for prudent franchise expansion. The addition of new residential loan production offices in North Canton and Grove City, Ohio and Charlotte, North Carolina along with the employment of proven loan officers during the past quarter illustrates how we are selectively adding value in a turbulent lending environment.”

Revenue

Net interest income for the first quarter of fiscal 2008 was $21.4 million, a decrease of $1.3 million or 6.0% over the first quarter of fiscal 2007. This decrease was the net result of a decline in the net interest margin of 0.30% to 2.94% for the current quarter from 3.24% for the first quarter of the prior fiscal year, partially offset by 3.0% increase in average earning assets in the current quarter compared with the same quarter in the prior year. The decrease in the net interest margin from the same period in the prior year is the result of experiencing an inverted yield curve for substantially all of fiscal 2007. In addition, the current quarter was negatively impacted by a provision for uncollected interest on new nonperforming loans of $0.5 million which had a 7 basis point negative impact on net interest margin for the quarter. Net interest margin for the current quarter of 2.94% was down 13 basis points from the preceding quarter.

Noninterest income for the first quarter of fiscal 2008 was $10.2 million, an increase of $2.3 million or 28.9% compared with the same quarter in the prior year. The majority of this increase was due to the gain on sale of loan servicing rights of $1.5 million compared with no gain in the same quarter in the prior year. In order to reduce exposure to impairment losses and to take advantage of a favorable market for the sale of servicing rights, First Place sold the servicing of $1.093 billion of loans, approximately 50% of the existing servicing portfolio. Net gains on the sale of securities were $0.7 million in the current quarter compared with $0.1 million in the same quarter in the prior year, an increase of $0.6 million. Service charges increased $0.5 million over the prior year quarter due to the impact of the Flint, Michigan branches acquired in April 2007 and due to the effectiveness of procedural changes in the way service charges on deposit accounts are levied.

Net gains on sale of loans were $1.9 million for the quarter ended September 30, 2007, a $0.2 million or 11.9% decrease from the quarter ended September 30, 2006. However, the gains in the prior year first fiscal quarter included $1.5 million on the sale of loans held for sale that were obtained as part of the acquisition of Northern Savings in June 2006. The gain on the sale of loans in the current quarter of $1.9 million on sales of $294 million compares favorably with gains of $1.7 million on sales of $275 million for the preceding quarter ended June 30, 2007.

Steven Lewis commented, “Congratulations to our mortgage banking personnel on an outstanding quarter. While other companies have gambled their liquidity and solvency on high risk mortgage loans, we have been able to maintain a positive trend in both the volume of sales and profits on loan sales because we have remained conservative and have originated predominantly high quality mortgage loans that are readily salable to Fannie Mae and Freddie Mac. Beyond that, our mortgage banking personnel have generated additional profits in the current quarter by taking advantage of a favorable market for loan servicing rights, while reducing our exposure to future market risk by selling approximately 50% of our servicing portfolio.”

Noninterest Expense

Noninterest expense for the first quarter of fiscal year 2008 was $20.4 million, an increase of $1.5 million or 7.9% compared with the first quarter of fiscal year 2007. Salaries and benefit costs increased $0.6 million or 6.3% and occupancy costs increased $0.2 million or 7.2% both primarily related to the seven Flint, Michigan retail banking offices acquired as of April 27, 2007. Other noninterest expense for the first quarter of fiscal 2008 was $3.5 million, a $0.5 million or 17.2% increase compared with the first quarter of fiscal 2007. That increase was due to a $0.2 million increase in real estate owned expense related to an increase in the volume of properties and declines in valuations due to declines in residential real estate values. The addition of the Flint, Michigan offices also impacted the increase in other noninterest expense. Noninterest expense as a percent of average assets was 2.55% for the quarter ended September 30, 2007, up from 2.42% for the same quarter in the prior year.

Asset Quality

Nonperforming assets were $46.8 million at September 30, 2007, or 1.46% of total assets, up $6.1 million from $40.7 million or 1.26% of total assets at June 30, 2007. The increase in nonperforming assets was due to a $3.3 million increase in real estate owned and a $2.8 million increase in nonperforming loans. Single family residential properties represented $8.0 million of the $10.0 million balance of real estate owned at September 30, 2007. Single family residential properties also represented $3.2 million of the increase of $3.3 million in real estate owned during the current quarter. Nonperforming loans were $36.8 million at September 30, 2007, compared with $34.0 million at June 30, 2007. Of the total nonperforming loans at September 30, 2007, 95% were secured by real estate. Real estate loans are generally well secured and if these loans do default, the actual losses are often only a fraction of the total loan amount. Net charge-offs for the quarter ended September 30, 2007 were $1.6 million or 0.26% of average loans annualized compared with $1.2 million or 0.19% of average loans annualized for the quarter ended June 30, 2007. The provision for loan losses for the current quarter was $2.0 million compared with $3.2 million for the preceding quarter. The preceding quarter provision included $1.4 million related to a single impaired loan relationship. The allowance for loan losses increased $0.3 million to $26.2 million at September 30, 2007, from $25.9 million at June 30, 2007. The ratio of the allowance for loan losses to total loans was 1.03% at September 30, 2007, the same as June 30, 2007.

Steven Lewis commented, “We have recognized that the current trends in nonperforming assets are the result of negative economic factors primarily impacting consumers in markets where the supply of homes is clearly exceeding current demand levels. We have reacted to this situation by limiting new residential construction loans, eliminating our riskiest residential lending programs and increasing the resources we have allocated to collection and workout efforts in proportion to the increase in problem loans.”

Balance Sheet Activity

Assets were $3.203 billion at September 30, 2007, compared with $3.226 billion at June 30, 2007, a decrease of $23 million. Total portfolio loans were $2.548 billion at September 30, 2007, an increase of $41 million from June 30, 2007. Commercial loans increased $23 million during the current quarter, or 8.9% annualized, to $1.070 billion. Commercial loans now account for 42.0% of the loan portfolio up from 41.7% at June 30, 2007. Mortgage and construction loans increased $15 million during the current quarter, and consumer loans increased $2 million during the current quarter. Securities available for sale declined $17 million to $269 million during the quarter ended September 30, 2007 primarily due to securities which matured and were not replaced. Loans held for sale declined $35 million to $61 million at September 30, 2007 down from $96 million at June 30, 2007.

Deposits totaled $2.231 billion at September 30, 2007, a decrease of $9 million since June 30, 2007. This decrease was composed of a $14 million decrease in retail deposits and a $5 million increase in wholesale public funds deposits. The decrease in retail deposits was concentrated in noninterest-bearing checking accounts, a deposit category that varies significantly on a daily basis due to activity in existing business checking accounts. Total borrowings increased $16 million to $609 million at September 30, 2007, compared with June 30, 2007.

Steven Lewis noted, “We continued to increase commercial loans during the quarter bringing more balance and higher yields into our loan portfolio. On the liabilities side we have restrained retail deposit growth to limit increases in deposit costs in an effort to preserve our net interest margin. Maintaining and growing our net interest margin will continue to be a challenge until the interest rate yield curve ceases to be inverted and returns to a stable positive slope.”

Shareholders’ equity remains strong; it was $323 million at September 30, 2007, down $3 million from June 30, 2007. The decline was primarily due to the excess of $8 million of treasury stock purchases and $3 million in dividends paid over an after-tax increase of $2 million in the market value of available for sale securities and net income of $6 million. Shareholders’ equity as a percent of assets was 10.08% at September 30, 2007, down from 10.11% at June 30, 2007. Tangible equity to assets decreased to 6.96% at September 30, 2007 from 6.99% at June 30, 2007. During the quarter ended September 30, 2007, First Place purchased 516,499 treasury shares at an average price of $16.40 per share.

Board Actions

At its regular meeting held October 16, 2007, the Board of Directors declared a per share cash dividend of $0.17 payable on November 8, 2007, to shareholders of record as of the close of business on October 25, 2007. This dividend represents an increase of $0.015 or 9.7% over the previous quarter

About First Place Financial Corp.

First Place Financial Corp., a $3.2 billion financial services holding company based in Warren, Ohio, is the largest publicly-owned thrift headquartered in Ohio. First Place Financial Corp. operates 41 retail locations, 2 business financial service centers and 18 loan production offices through the First Place Bank, and Franklin Bank divisions of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialist in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures that are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. Similarly, core noninterest expense or core noninterest income exclude the pretax impact of those same items that impact noninterest income or noninterest expense. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights on page eight.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended September 30,		Percent Change
(Dollars in thousands, except share data)	2007	2006
Interest income	$48,507	$46,754	3.7%
Interest expense	27,135	24,022	13.0

Net interest income	21,372	22,732	(6.0)

Provision for loan losses	1,961	1,380	42.1

Net interest income after provision for loan losses	19,411	21,352	(9.1)

Noninterest income
Service charges	1,997	1,547	29.1
Net gains on sale of securities	733	82	N/M
Net gains on sale of loans	1,856	2,107	(11.9)
Gain on sale of loan servicing rights	1,471	—	N/M
Loan servicing income	290	223	30.0
Other income – bank	1,718	1,895	(9.3)
Insurance commission income	820	795	3.1
Other income – non-bank	1,306	1,259	3.7

Total noninterest income	10,191	7,908	28.9

Noninterest expense
Salaries and employee benefits	10,366	9,749	6.3
Occupancy and equipment	3,087	2,881	7.2
Professional fees	774	672	15.2
Loan expenses	574	783	(26.7)
Marketing	796	630	26.3
State and local taxes	224	160	40.0
Amortization of intangible assets	1,121	1,082	3.6
Other	3,487	2,976	17.2

Total noninterest expense	20,429	18,933	7.9

Income before income tax expense	9,173	10,327	(11.2)
Income tax expense	2,919	3,325	(12.2)

Net income	$6,254	$7,002	(10.7)%

SHARE DATA:
Basic earnings per share	$0.38	$0.41	(7.3)%
Diluted earnings per share	$0.38	$0.41	(7.3)
Cash dividends per share	$0.155	$0.14	10.7
Average shares outstanding—basic	16,474,604	16,920,820	(2.6)
Average shares outstanding—diluted	16,590,256	17,162,617	(3.3)

N/M – Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)	Sept 30, 2007 (Unaudited)	June 30, 2007	Mar 31, 2007 (Unaudited)	Dec 31, 2006 (Unaudited)	Sept 30, 2006 (Unaudited)
ASSETS
Cash and due from banks	$74,249	$87,124	$57,177	$75,946	$73,736
Interest-bearing deposits in other banks	113	91	1,273	84	79
Securities available for sale	268,610	285,242	267,305	267,613	271,506
Loans held for sale	60,646	96,163	109,079	75,572	76,541
Loans
Mortgage and construction	1,095,060	1,079,788	1,059,526	1,102,648	1,112,827
Commercial	1,070,159	1,046,893	1,001,661	959,678	887,183
Consumer	383,229	381,011	360,103	361,082	360,157

Total loans	2,548,448	2,507,692	2,421,290	2,423,408	2,360,167
Less allowance for loan losses	26,165	25,851	23,844	23,425	22,819

Loans, net	2,522,283	2,481,841	2,397,446	2,399,983	2,337,348
Federal Home Loan Bank stock	33,209	33,209	33,209	33,209	32,946
Premises and equipment, net	46,415	45,639	41,535	38,690	37,498
Goodwill	91,692	91,692	88,296	88,046	88,046
Core deposit and other intangibles	15,587	16,678	14,429	15,260	16,323
Other assets	89,791	88,534	85,648	79,849	78,209

Total assets	$3,202,595	$3,226,213	$3,095,397	$3,074,252	$3,012,232

LIABILITIES
Deposits
Noninterest-bearing checking	$226,710	$242,068	$229,179	$234,576	$214,067
Interest-bearing checking	145,925	154,941	141,355	146,878	136,063
Savings	403,630	390,462	327,236	307,581	274,547
Money market	394,748	404,248	453,673	464,999	465,898
Certificates of deposit	1,060,222	1,048,977	952,615	982,050	986,350

Total deposits	2,231,235	2,240,696	2,104,058	2,136,084	2,076,925
Short-term borrowings	224,736	195,249	223,761	209,700	269,858
Long-term debt	384,450	397,914	398,535	370,004	310,165
Other liabilities	39,466	66,167	38,896	34,069	36,228

Total liabilities	2,879,887	2,900,026	2,765,250	2,749,857	2,693,176
SHAREHOLDERS’ EQUITY	322,708	326,187	330,147	324,395	319,056

Total liabilities and shareholders’ equity	$3,202,595	$3,226,213	$3,095,397	$3,074,252	$3,012,232

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended
(Dollars in thousands, except per share data)	9/30/07 1st Qtr FY 2008	6/30/07 4th Qtr FY 2007	3/31/07 3rd Qtr FY 2007	12/31/06 2nd Qtr FY 2007	9/30/06 1st Qtr FY 2007
EARNINGS (GAAP)
Tax equivalent net interest income	$21,746	22,211	21,875	21,276	23,089
Net interest income	$21,372	21,854	21,517	20,902	22,732
Provision for loan losses	$1,961	3,176	1,425	1,410	1,380
Noninterest income	$10,191	9,085	7,787	7,508	7,908
Noninterest expense	$20,429	19,442	18,396	17,425	18,933
Net income	$6,254	5,625	6,467	6,530	7,002
Basic earnings per share	$0.38	0.33	0.38	0.39	0.41
Diluted earnings per share	$0.38	0.33	0.38	0.38	0.41

PERFORMANCE RATIOS (annualized) (GAAP)
Return on average assets	0.78%	0.72%	0.85%	0.86%	0.90%
Return on average equity	7.72%	6.84%	8.02%	8.06%	8.78%
Return on average tangible assets	0.81%	0.75%	0.88%	0.89%	0.93%
Return on average tangible equity	11.60%	10.15%	11.71%	11.90%	13.13%
Net interest margin, fully tax equivalent	2.94%	3.07%	3.15%	3.04%	3.24%
Efficiency ratio	63.97%	62.12%	62.02%	60.54%	61.08%
Noninterest expense as a percent of average assets	2.55%	2.49%	2.43%	2.29%	2.42%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
GAAP net income	$6,254	5,625	6,467	6,530	7,002
Merger, integration and restructuring, net of tax	$—	487	—	—	—
Core earnings	$6,254	6,112	6,467	6,530	7,002

CORE EARNINGS
Core earnings	$6,254	6,112	6,467	6,530	7,002
Basic core earnings per share	$0.38	0.36	0.38	0.39	0.41
Core diluted earnings per share	$0.38	0.36	0.38	0.38	0.41

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	0.78%	0.78%	0.85%	0.86%	0.90%
Core return on average equity	7.72%	7.44%	8.02%	8.06%	8.78%
Core return on average tangible assets	0.81%	0.81%	0.88%	0.89%	0.93%
Core return on average tangible equity	11.60%	11.03%	11.71%	11.90%	13.13%
Core net interest margin, fully tax equivalent	2.94%	3.07%	3.15%	3.04%	3.24%
Core efficiency ratio	63.97%	59.73%	62.02%	60.54%	61.08%
Core noninterest expense as a percent of average assets	2.55%	2.39%	2.43%	2.29%	2.42%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended
(Dollars in thousands, except per share data)	9/30/07 1st Qtr FY 2008	6/30/07 4th Qtr FY 2007	3/31/07 3rd Qtr FY 2007	12/31/06 2nd Qtr FY 2007	9/30/06 1st Qtr FY 2007
CAPITAL
Equity to total assets at end of period	10.08%	10.11%	10.67%	10.55%	10.59%
Tangible equity to tangible assets	6.96%	6.99%	7.60%	7.44%	7.38%
Book value per share	$19.24	18.92	18.88	18.57	18.28
Tangible book value per share	$12.85	12.64	13.01	12.66	12.30
Period-end market value per share	$17.70	21.12	21.45	23.49	22.66
Dividends declared per common share	$0.155	0.155	0.155	0.155	0.140
Common stock dividend payout ratio	40.79%	46.97%	40.79%	40.79%	34.15%
Period-end common shares outstanding (000)	16,770	17,236	17,486	17,470	17,456
Average basic shares outstanding (000)	16,475	16,934	17,006	16,959	16,921
Average diluted shares outstanding (000)	16,590	17,106	17,214	17,209	17,163

ASSET QUALITY
Net charge-offs (recoveries)	$1,646	1,169	1,006	805	879
Annualized net charge-offs (recoveries) to average loans	0.26%	0.19%	0.17%	0.13%	0.15%
Nonperforming loans (NPLs)	$36,832	33,962	27,630	25,702	22,284
NPLs as a percent of total loans	1.45%	1.35%	1.14%	1.06%	0.94%
Nonperforming assets (NPAs)	$46,848	40,678	32,732	29,439	26,184
NPAs as a percent of total assets	1.46%	1.26%	1.06%	0.96%	0.87%
Allowance for loan losses	$26,165	25,851	23,844	23,425	22,819
Allowance for loan losses as a percent of loans	1.03%	1.03%	0.98%	0.97%	0.97%
Allowance for loan losses as a percent of NPLs	71.46%	76.12%	86.30%	91.14%	102.40%

MORTGAGE BANKING
Mortgage originations	$330,700	356,300	233,200	234,100	296,600
Net gains on sale of loans	$1,856	1,737	1,774	1,622	2,107
Mortgage servicing portfolio	$1,062,742	2,095,607	2,035,437	1,972,502	1,882,029
Mortgage servicing rights	$10,876	20,785	20,092	19,497	18,882
Mortgage servicing rights valuation (loss) recovery	$—	70	76	(55)	20
Mortgage servicing rights / Mortgage servicing portfolio	1.02%	0.99%	0.99%	0.99%	1.00%

END OF PERIOD BALANCES
Assets	$3,202,595	3,226,213	3,095,397	3,074,252	3,012,232
Deposits	$2,231,235	2,240,696	2,104,058	2,136,084	2,076,925
Shareholders’ equity	$322,708	326,187	330,147	324,395	319,056
Tangible shareholders’ equity	$215,429	217,817	227,422	221,089	214,687

AVERAGE BALANCES
Loans	$2,551,278	2,503,590	2,439,627	2,428,262	2,370,173
Loans held for sale	$82,538	93,719	81,204	68,984	170,416
Earning assets	$2,939,959	2,898,204	2,819,160	2,799,368	2,853,699
Assets	$3,185,983	3,134,562	3,067,951	3,023,710	3,097,857
Deposits	$2,225,830	2,193,083	2,095,705	2,118,827	2,063,538
Shareholders’ equity	$322,372	329,652	326,873	321,456	316,455
Tangible shareholders’ equity	$214,555	220,330	223,944	217,641	211,538